As filed with the Securities and Exchange Commission on January 7, 1997


            SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON, D.C. 20549


                    AMENDMENT NO. 3

                          TO

                      FORM N-8B-2

                   FILE NO. 811-3763


     REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST

          Pursuant to Section 8(b) of the
           Investment Company Act of 1940


Ranson Unit Investment Trusts, Series 53 (and Subsequent Series)


    Not the Issuer of periodic payment plan certificates

                  ------------------------

The Depositor hereby amends Items 1, 2, and 7 of the Registration Statement on Form N-8B-2 filed on November 1, 1995 with the Commission on behalf of EVEREN Unit Investment Trusts, Series 38 (and Subsequent Series) (A Unit Investment Trust).

I.  ORGANIZATION AND GENERAL INFORMATION

   1.   (a)   Furnish name of the trust and the Internal Revenue Service
              Employer Identification Number.

                 Ranson Unit Investment Trusts, Series 53 (and Subsequent
                 Series)

                 EVEREN Unit Investment Trusts, Series 38 (and Subsequent
                 Series)

                 Kemper Defined Funds Series 1 (and Subsequent Series)

                 Kemper Tax-Exempt Insured Income Trust, Series 1
                 (and Subsequent Series)

                 The trust has no Internal Revenue Service Employer Identification Number.

        (b) Furnish title of each class or series of securities issued by the trust.

                       CERTIFICATE OF OWNERSHIP

                            - evidencing -

                        An Undivided Interest

                              - in the -

               RANSON UNIT INVESTMENT TRUSTS, SERIES 53
                       (and Subsequent Series)

               EVEREN UNIT INVESTMENT TRUSTS, SERIES 38
                        (and Subsequent Series)

                                  or

                    KEMPER DEFINED FUNDS SERIES 1
                        (and Subsequent Series)

                                  or

           KEMPER TAX-EXEMPT INSURED INCOME TRUST, SERIES 1
                        (and Subsequent Series)

   2. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

                 Ranson & Associates, Inc. (48-1175174)
                 250 North Rock Road, Suite 150
                 Wichita, Kansas  67206-2241

   7. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.

        --------------------------------------------------------------------
        Former Name                        :      Approximate Date of Change
        --------------------------------------------------------------------

        EVEREN Unit Investment Trusts,
         Series 38 (and Subsequent Series)           November 26, 1996

        Kemper Defined Funds,
         Series 1 (and Subsequent Series)            September 18, 1995

        Kemper Tax-Exempt Insured                    June 23, 1993
         Income Trust, Series 1
         (and Subsequent Series)

                             SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Ranson & Associates, Inc., the Depositor of the Registrant, has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf in the City of Wichita and the State of Kansas on the 3rd day of January, 1996.


                                   RANSON UNIT INVESTMENT TRUSTS,
                                     SERIES 53 (and Subsequent Series)

                                   By RANSON & ASSOCIATES, INC.


                                   By       ROBIN K. PINKERTON
                                     -----------------------------------
                                      President


                                 -3-